Exhibit 2.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FAT BRANDS INC.
(a Delaware corporation)

FAT Brands Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is FAT Brands Inc. The corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 21, 2017.

2. This amended and restated certificate of incorporation was duly adopted in accordance with the Sections 228, 242 and 245 of the Delaware General Corporation Law by the board of directors and stockholders of the corporation.

3. The certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is FAT Brands Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.The name of the registered agent of the corporation at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
STOCK

SECTION 4.01 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is Thirty Million (30,000,000), of which Twenty-Five Million (25,000,000), shall consist of shares of common stock, par value $0.0001 per share (“Common Stock”), and Five Million (5,000,000) shall consist of shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

SECTION 4.02 Common Stock.

(a) Voting. Except as otherwise provided (i) by the DGCL, (ii) by Section 4.03 of this Article IV, or (iii) by the terms of any certificate of designation with respect to any series of Preferred Stock, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the entire voting power of the shares of the Corporation for the election of directors of the Corporation and on other matters properly submitted to a vote of the stockholders shall be vested exclusively in the holders of the shares of Common Stock that are issued and outstanding; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. The holders of shares of Common Stock shall be entitled to one vote for each share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote. The holders of shares of Common Stock shall not have cumulative voting rights.

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(b) Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board of Directors”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of any outstanding series of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

SECTION 4.03 Preferred Stock. The Preferred Stock may be issued at any time and from time to time in one or more series. Subject to the provisions of this Certificate of Incorporation and applicable law, the Board of Directors is authorized to fix from time to time by resolution or resolutions the number of shares constituting any such series of Preferred Stock and the designation thereof, and to determine (and set forth in a certificate of designation filed pursuant to the DGCL) the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, or any of the foregoing. Further, the Board of Directors is authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V
BOARD OF DIRECTORS

SECTION 5.01 Number. The number of directors that shall constitute the entire Board of Directors shall be determined in the manner prescribed by the Bylaws of the Corporation (the “Bylaws”).

SECTION 5.02 Classification; Term. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in number as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes. The term of office of the initial Class I directors shall expire upon the election of directors at the first annual meeting of stockholders following the effectiveness of this Article V; the term of office of the initial Class II directors shall expire upon the election of directors at the second annual meeting of stockholders following the effectiveness of this Article V; and the term of office of the initial Class III directors shall expire upon the election of directors at the third annual meeting of stockholders following the effectiveness of this Article V. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the effectiveness of this Article V, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Notwithstanding the foregoing provisions of this Section 5.02, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

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SECTION 5.03 Rights of Holders of Preferred Stock Relating to Director Elections. Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V, then upon commencement and for the duration of the period during which such right continues; (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

SECTION 5.04 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause.

SECTION 5.05 Vacancies and Newly Created Directorships. Subject to the rights and preferences of holders of any series of outstanding Preferred Stock with respect to the election of directors, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the number of directors shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by any other person or persons, including stockholders. Any director so elected shall hold office for the remainder of the full term of the class for which such director shall have been assigned by the Board of Directors or in which such vacancy occurred and until such persons’ successor shall be duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

SECTION 5.06 Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

SECTION 5.07 Election. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

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ARTICLE VI
STOCKHOLDERS

SECTION 6.01 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or the Board of Directors. The ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

SECTION 6.02 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VII
FORUM FOR CERTAIN ACTIONS

Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any of its current or former directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time) or (d) any action asserting a claim against the Corporation or any of its current or former directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

ARTICLE VIII
LIMITATION OF LIABILITY AND INDEMNIFICATION

SECTION 8.01 Limitation of Personal Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SECTION 8.02 Indemnification. The Corporation shall indemnify, to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, any director or officer of the Corporation who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. The right to indemnification conferred by this Section 8.02 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director or officer presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or to advancement of expenses, the Corporation shall not be obligated to indemnify or advance expenses to any director or officer (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors.

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SECTION 8.03 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

SECTION 8.04 Non-Exclusivity of Rights. The rights and authority conferred in this Article VIII shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 8.05 Persons Other Than Directors and Officers. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 8.02 of Article VIII or to advance expenses to persons other than directors and officers of the Corporation.

SECTION 8.06 Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX

OWNERSHIP LIMIT

SECTION 9.01 Definitions. For purposes of this Article IX:

(a) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute;

(b) “Committee” shall mean a committee established from time-to-time by the Board of Directors to administer this Article IX, comprised of at least three directors on the Board of Directors, none of whom shall be “affiliated” (as that term is defined in Rule 12b-2 of the Exchange Act) with Fog Cutter Capital Group, Inc.;

(c) “Excess Shares” means any Stock, or any rights in Stock, the Transfer or ownership of which would result in, or increase, a Prohibited Ownership Percentage under Section 9.02;

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute;

(e) “Expiration Date” means the earlier of (x) the repeal of Section 382 of the Code, if the Committee determines that the restrictions in this Article IX are no longer necessary or desirable for the preservation of the Tax Benefits, or (y) such date as the Committee shall fix in accordance with Section 9.07 of this Article IX;

(f) “Option” shall have the meaning set forth in Treasury Regulation Sections 1.382-4(d)(9) and 1.382-2T(h)(4)(v);

(g) a “Person” shall mean any individual, corporation, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, company, limited liability company, partnership, joint venture, or similar organization (including the Corporation if appropriate in the context) and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, or any other entity described in Treasury Regulation Section 1.382-3(a)(1)(i);

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(h) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Shares received by a Purported Acquiror;

(i) a “Public Group” shall have the meaning contained in Treasury Regulation Section 1.382-2T(f)(13);

(j) a “Prohibited Ownership Percentage” shall mean (i) any beneficial ownership (as defined under Section 13(d) of the Exchange Act) of five percent (5%) or more in value of the aggregate outstanding Stock, (ii) any beneficial ownership (determined under federal income tax principles, including indirect and constructive ownership for purposes of Section 382 of the Code, including Treasury Regulation Sections 1.382-4 and 1.382-2T(h), of five percent (5%) or more in value of the aggregate outstanding Stock, or (iii) a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g) (determined (A) without giving effect to Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(ii) or (iii), and 1.382-2T(h)(6)(iii), (B) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulation Section 1.382-2T(h)(2)(i)(A), (C) by substituting the term “Person” or “Public Group” in place of “individual” in Treasury Regulation Section 1.382-2T(g)(1), and (D) by treating an Option as Stock only to the extent that treating it as Stock would cause an increase in ownership of Stock by the Transferee, Person or Public Group under Section 9.02);

(k) “Prohibited Person” shall mean any Person or Public Group who has or would have, if a Transfer or purported Transfer were completed, a Prohibited Ownership Percentage;

(l) “Purported Acquiror” shall mean any Person or Public Group that purports to acquire record, beneficial, legal or any other ownership of Excess Shares. If there is more than one Purported Acquiror with respect to certain Excess Shares (for example, if the Purported Acquiror of record ownership of such Excess Shares is not the Purported Acquiror of beneficial ownership of such Excess Shares), then references to “Purported Acquiror” shall include any or all of such Purported Acquirors, as appropriate;

(m) “Stock” means all interests in the Corporation that would be treated as stock in the Corporation pursuant to Treasury Regulation Section 1.382(d)(3) or 1.382-2T(f)(18);

(n) “Tax Benefits” shall mean net operating loss carryovers (including, without limitation, any “net unrealized built-in loss,” as defined under Code Section 382), capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and other tax benefits to which the Corporation or any member of the Corporation’s “affiliated group,” as that term is used in Section 1504 of the Code (or any similar provision of state or local law), is or becomes entitled pursuant to the Code and the Treasury Regulations (or any similar provision of state or local law).

(o) “Transfer” shall mean any conveyance, issuance, sale, transfer, gift, assignment, devise or other disposition, by any means, of legal, record or beneficial ownership (direct or indirect) of Stock, whether such means are direct or indirect, voluntary or involuntary, by operation of law or otherwise, or any agreement to take any such action or cause any such events, including, without limitation, the transfer of any ownership interest in any entity that owns (directly or indirectly) Stock (and any reference in this Article IX to a Transfer of Stock shall include any Transfer of any interest in any such entity and references to the Persons to whom Stock is Transferred shall include Persons to whom any interest in any such entity shall have been Transferred); and

(p) “Transferee” means any Person to whom Stock is Transferred.

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(q) “Treasury Regulations” shall mean the regulations promulgated under the Code, including temporary regulations, as amended from time to time. In any reference in this Article IX to Section 382 of the Code or any Treasury Regulation thereunder, the “loss corporation” shall be the Corporation, without regard to whether or not it has any loss or other attribute.

SECTION 9.02 Transfer and Ownership Restrictions. In order to preserve the Tax Benefits of the Corporation, from and after the effective time of this Article IX until the Expiration Date, no Transfer of any Stock may be made to a Transferee, other than to Fog Cutter Capital Group, Inc., to the extent that such Transfer, if effected: (a) would cause the Transferee or any other Person or Public Group to have a Prohibited Ownership Percentage; or (b) would increase the Prohibited Ownership Percentage of the Transferee or any other Person or Public Group having a Prohibited Ownership Percentage.

SECTION 9.03 Waiver of Restrictions. Notwithstanding anything herein to the contrary, the Committee may waive the application of any of the restrictions contained in Section 9.02, including, without limitation, any Transfer of Stock that would otherwise be prohibited, in any instance in which the Committee determines that a waiver would be in the best interests of the Corporation, notwithstanding the effect of such waiver on any Tax Benefits. The Committee may impose any conditions that it deems reasonable and appropriate in connection with such a waiver, including without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. A waiver of the Committee hereunder may be given prospectively or retroactively.

SECTION 9.04 Purported Transfer in Violation of Transfer Restriction. Unless a waiver of the Committee is obtained as provided in Section 9.03, any purported Transfer of Excess Shares (other than a Transfer as provided in Section 9.04(b) or an automatic transfer as provided below) shall be null and void ab initio and shall not be effective to Transfer any record, legal, beneficial or any other ownership of such Excess Shares to the Purported Acquiror, who shall not be entitled to any rights as a stockholder of the Corporation with respect to such Excess Shares, and such Excess Shares shall be automatically transferred pursuant to DGCL Section 202(c)(4) to an agent designated by the Corporation (the “Agent”). Any future dividends or distributions payable on any Excess Shares shall be paid to the Agent until the Excess Shares are sold by it. A Transfer that is null and void under this Section 9.04 shall not adversely affect the validity of any other Transfer of any Stock in the same or any other related transaction.

(a) Demand by Corporation. Unless a waiver of the Committee is obtained as provided in Section 9.03 of this Article IX, within 30 days of a determination by the Committee that there has been or is threatened a purported Transfer of Excess Shares to a Purported Acquiror, or that a Person proposes to take any action in violation of this Article IX (whether or not such action is intentional), the Corporation shall make a demand on the Purported Acquiror to transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares within the Purported Acquiror’s possession or control, along with the Prohibited Distributions, to the Agent. Any failure by the Purported Acquiror to transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares to the Agent shall not negate the automatic transfer of such Excess Shares to the Agent.

(b) Transfer of Excess Shares and Prohibited Distributions to Agent. Upon demand by the Corporation, the Purported Acquiror shall transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares within the Purported Acquiror’s possession or control, along with the Prohibited Distributions, to the Agent. The Agent shall sell in an arms-length transaction (through The Nasdaq Stock Market, if possible, but in any event consistent with applicable law) any Excess Shares provided, however, that the Agent shall, in its reasonable discretion, effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s reasonable discretion, such sale or sales would disrupt the market for the Common Stock or other securities of the Corporation or would otherwise substantially adversely affect the value of the Common Stock or such other securities. The proceeds of such sale shall be referred to as “Sales Proceeds.” If, after purportedly acquiring the Excess Shares, the Purported Acquiror has purported to sell some or all of them to an unrelated party in an arms-length transaction, the Purported Acquiror shall be deemed to have sold such Excess Shares on behalf of the Agent, and in lieu of transferring the Prohibited Distributions to the Agent, the Purported Acquiror shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to Section 9.04(c) if the Excess Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Excess Shares by the Purported Acquiror other than a transfer which (a) is described in the preceding sentences of this Section 9.04(b) or occurs automatically to the Agent and (b) does not itself violate the provisions of this Article IX shall be null and void ab initio and shall not be effective to transfer any ownership of the Excess Shares.

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(c) Allocation of Sale Proceeds, Resale Proceeds and Prohibited Distributions. The Sales Proceeds, the Resale Proceeds if applicable, and Prohibited Distributions if applicable shall be allocated as follows: (1) first to the Agent in an amount equal to the expenses incurred in selling such Excess Shares; then (2) second, to the Purported Acquiror up to the following amount: (a) the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Excess Shares, or (b) where the purported Transfer of the Excess Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Excess Shares at the time of such purported Transfer; and then (3) third any remaining amounts to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. In no event shall any Excess Shares, Sales Proceeds, Resale Proceeds or Prohibited Distributions inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(d) Remedies. Without limiting any other remedies available to the Corporation, if a Purported Acquiror shall fail to comply with Section 9.04(b) within thirty (30) days of the Corporation’s demand, and unless a waiver of the Committee is obtained as provided in Section 9.03, the Corporation shall promptly take all cost effective actions which it believes appropriate to compel the Purported Acquiror to surrender to the Agent the certificates representing any purported ownership of Excess Shares, the Resale Proceeds, and/or the Prohibited Distributions or to enjoin or rescind any such purported Transfer. The Committee may authorize such additional actions as it deems advisable to give effect to the provisions of this Article IX, including, without limitation, refusing to give effect on the books of the Corporation to any such purported Transfer. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce or prevent a violation of the provisions of this Article IX.

(e) Liability. If any Person shall knowingly violate, or knowingly cause any other Person under the control of such Person (“Controlled Person”) to violate, Section 9.02, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

SECTION 9.05 Obligation to Provide Information. At the request of the Corporation or as a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article IX or the status of the Corporation’s Tax Benefits.

SECTION 9.06 Legends. The Committee may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject either to the restrictions on transfer and ownership contained in this Article IX or to conditions imposed by the Committee under Section 9.03 bear a conspicuous legend referencing the applicable restrictions.

SECTION 9.07 Authority of Committee. Nothing contained in this Article IX shall limit the authority of the Committee to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary or desirable or in the event that the Committee believes one or more of such actions is in the best interest of the Corporation, the Committee may accelerate or extend the Expiration Date; provided that the Committee shall determine in writing that such acceleration or extension is reasonably necessary or desirable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary or desirable to preserve the Tax Benefits, as the case may be. In addition, the Committee may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article IX for purposes of determining whether any Transfer of Stock would jeopardize the Corporation’s ability to preserve or utilize any Tax Benefits, or for the orderly application, administration and implementation of the provisions of this Article IX. The Committee shall have the exclusive power and authority to administer this Article IX and to exercise all rights and powers specifically granted to the Committee, or as may be necessary or advisable in the administration of this Article IX, including without limitation, the right and power to (1) interpret the provisions of this Article IX, (2) make all calculations and determinations deemed necessary or advisable for the administration of this Article IX and (3) determine value in good faith, which determination shall be conclusive. In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition used herein, the Committee shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article IX requires an action by the Committee but fails to provide specific guidance with respect to such action, the Committee shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article IX. All such actions, calculations, interpretations and determinations which are done or made by the Committee in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties.

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SECTION 9.08 Benefits of this Article IX. Nothing in this Article IX shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article IX. This Article IX shall be for the sole and exclusive benefit of the Corporation and the Agent.

SECTION 9.09 Severability. If any provision of this Article IX or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article IX.

SECTION 9.10 Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article IX, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ARTICLE X
AMENDMENT

SECTION 10.01 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 10.01. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII, Article VIII, Article IX or this Article X (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, repeal or adoption of any other Article).

SECTION 10.02 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation by the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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ARTICLE XI
SECTION 203

The Corporation expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by the undersigned duly authorized officer of the Corporation as of the date set forth below.

Dated: ___________________, 2017

FAT Brands Inc.

Name:	Andrew W. Wiederhorn
Title:	Chief Executive Officer

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